UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 27, 2006, Depomed, Inc. (the “Company”) entered into a Promotion Agreement with King Pharmaceuticals, Inc. (“King”) related to the Company’s Glumetza™ product (the “Promotion Agreement”).  Glumetza is a once-daily extended-release formulation of metformin for the treatment of patients with Type II diabetes that the Company developed utilizing its proprietary AcuForm™ drug delivery technology.

Pursuant to the Promotion Agreement, the Company has granted to King a co-exclusive right to promote Glumetza in the United States and its possessions, including Puerto Rico (the “Territory”).  King is required to deliver a minimum number of annual detail calls to potential Glumetza prescribers and to maintain a sales force of a minimum size.

Promotional activities related to Glumetza will be directed by a joint commercialization committee composed of four Company representatives and four King representatives.

Out-of-pocket marketing expenses will be shared by the Company and King at an agreed-upon ratio.

The Company will be responsible for the manufacture and distribution of Glumetza.  Each party will bear all of its own personnel costs.

King will receive a promotion fee equal to fifty percent of gross margin, which is defined in the Promotion Agreement as net sales of Glumetza, minus cost of goods sold and certain adjustments, including the one percent royalty due Biovail Laboratories International (“Biovail”) with respect to the 500 mg Glumetza tablet.

The Company is entitled to promote Glumetza to physicians to whom King does not make detail calls, or does not make detail calls with sufficient regularity.  Incremental sales generated by physicians called on by the Company, over a baseline established prior to promotion by the Company, are excluded from net sales for purposes of calculating gross margin.

The 1000mg formulation of Glumetza to which the Company has rights from Biovail will also be subject to the Promotion Agreement, if that formulation is approved for sale in the Territory.

The Promotion Agreement provides for a six-month option in favor of King to negotiate with the Company the terms of an exclusive license in the Territory to the Company’s AcuForm drug delivery technology in combination with metformin hydrochloride and any other active pharmaceutical ingredient.  The Promotion Agreement also provides for a right of first negotiation in favor of King in the event that the Company desires to divest (such as by asset sale or product license) its rights in the Territory to Glumetza or any other metformin-containing product in combination with the AcuForm drug delivery technology.

The term of the Promotion Agreement is five years, with additional one year renewal periods if agreed upon by the parties.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: June 30, 2006	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer